Exhibit 99.1

Bellerophon Announces $23 Million Private Placement

Financing will support the continued development of the company’s INOpulse platform with Phase 3 clinical trials in Pulmonary Arterial Hypertension and Phase 2 trials in Pulmonary Hypertension associated with Interstitial Lung Disease (PH-ILD) and Pulmonary Hypertension associated with COPD

Warren, NJ, September 27, 2017 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, announced today that it has entered into a definitive securities purchase agreement with new and existing investors to raise aggregate gross proceeds of approximately $23.4 million through a private placement of its common stock and warrants. The financing was led by Puissance Capital Management and Venrock Healthcare Capital Partners and supported by certain of Bellerophon’s existing investors including New Mountain Capital and Linde North America, Inc.

Bellerophon will sell approximately 19.4 million shares of common stock and warrants to purchase approximately 19.4 million shares of common stock for aggregate gross proceeds of approximately $23.4 million before deducting offering expenses. The warrants will have a per share exercise price of $1.242, will be exercisable after six months and expire five years from the date of issuance. The closing of the sales of these securities is expected to occur on or about September 29, 2017.

Proceeds from the private placement will be used by Bellerophon primarily for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses and general and administrative expenses.

The securities to be sold in this private placement will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and will be sold pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Bellerophon has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Bellerophon
Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company has commenced Phase 3 clinical trials. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) and the third candidate is for the treatment of pulmonary hypertension associated with Interstitial Lung Disease (PH-ILD), both of which are in Phase 2 development. For more information, please visit www.bellerophon.com.

Forward-Looking Statements
Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent filings with the Securities and Exchange Commission. The closing of the offering is subject to market and customary closing conditions and there can be no assurance as to whether or when the offering will close. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At Bellerophon:
Fabian Tenenbaum, Chief Executive Officer
(908) 574-4767

At LifeSci Advisors:
Brian Ritchie
(212) 915-2578
britchie@lifesciadvisors.com

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